THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THIS NOTE AND THE COMMON SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THIS NOTE UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO NEXTMART, INC. THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $330,161

Issue Date: March 26, 2010

CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, NEXTMART, INC., a Delaware corporation (hereinafter called "Borrower"), hereby promises to pay to Beijing Hua Hui Hengye Investment Lt. at Reignwood Centre, 11 Level  #8 Yongandongli, Jianguomenwai Ave.,  Chaoyang District, Beijing PRC 100022,  (the "Holder") or its registered assigns or successors in interest or order, without demand, the sum of Three Hundred and Thirty Three Thousand Six Hundred and Eighteen Dollars (US$330,161) (“Principal Amount”) as provided below:

If the Company has not effected a “Qualified Funding” (as defined below) prior to August 31, 2011, then the entire Principal Amount will be due and payable on August 31, 2011 (the "Maturity Date").

If the Company has effected a Qualified Funding prior to August 31, 2011, then (i) an amount equal to the Qualified Funding will be due and payable within five (5) business days from the closing of the funding, and (ii) any unpaid Principal Amount will be due and payable on the Maturity Date.

A Qualified Funding means any debt or equity funding received by the Borrower (after deducting all fees), excluding however, any funding provided by Redrock Capital Group and Redrock Capital Ventures, Ltd., or any of their respective subsidiaries.

This Note has been entered into pursuant to the terms of a debt settlement agreement between the Borrower and the Holder dated of even date herewith (the “Agreement”), and shall be governed by the terms of such Subscription Agreement.  Unless otherwise separately defined herein, all capitalized terms used in this Note shall have the same meaning as is set forth in the Agreement.  The following terms shall apply to this Note:

ARTICLE I

INTEREST ; MATURITY DATE; SENIORITY

1.1.

Interest Rate.   Interest shall accrue on the unpaid Principal at the rate of six percent (6%) per annum calculated on a 365 day year. All unpaid interest shall be due and payable on the Maturity Date.

1.2.

Seniority. The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all of Borrower's Senior Indebtedness, as hereinafter defined. "Senior Indebtedness" shall mean all obligations and liabilities payable under the Convertible Debt Settlement Agreement dated the 14th day of January 2009, by and among the Borrower and Professional Offshore Opportunity Fund, LLC, Professional Traders Fund, LLC, First Mirage, Inc., Anc Group, Inc. and  Generation Capital Associates, Inc. Except for the Senior Indebtedness, the indebtedness under this note shall rank senior to all other current and future indebtedness of the Borrower and shall not be subordinated to any obligations of the Borrower.  For so long as this Note is outstanding, Borrower shall take all steps reasonably necessary to protect, preserve and maintain the senior status of the Notes, including the procurement of subordination agreements from any future debtholders of the Borrower.

ARTICLE II

CONVERSION RIGHTS

2.1.

Holder's Conversion Rights.   At any time prior to the payment of all or part of this Note, the Holder shall have the right, but not the obligation, to convert all or any portion of the then aggregate outstanding Principal Amount, together with interest thereon into shares of Common Stock of the Company, subject to the terms and conditions set forth in this Article II at the rate of $0.016  per share of common stock $0.01 par value (“Common Stock”) of the Borrower (“Fixed Conversion Price”) as same may be adjusted pursuant to this Note. The Holder may exercise such right by delivery to the Borrower of a written Notice of Conversion pursuant to Section 2.3.

2.2.

Mechanics of Holder's Conversion.

(a)

In the event that the Holder elects to convert any amounts outstanding under this Note into Common Stock, the Holder shall give notice of such election by delivering an executed and completed notice of conversion (a "Notice of Conversion") to the Borrower, which Notice of Conversion shall provide a breakdown in reasonable detail of the Principal Amount, accrued interest and amounts being converted.  The original Note is not required to be surrendered to the Borrower until all sums due under the Note have been paid.  On each Conversion Date (as hereinafter defined) and in accordance with its Notice of Conversion, the Holder shall make the appropriate reduction to the Principal Amount, accrued interest and fees as entered in its records.  Each date on which a Notice of Conversion is delivered or telecopied to the Borrower in accordance with the provisions hereof shall be deemed a "Conversion Date." A form of Notice of Conversion to be employed by the Holder is annexed hereto as Exhibit A.

(b)

Pursuant to the terms of a Notice of Conversion, the Borrower will issue instructions to the transfer agent accompanied by an opinion of counsel, if so required by the Borrower's transfer agent and shall cause the transfer agent to transmit the certificates representing the Conversion Shares to the Holder within fifteen (15) business days after receipt by the Borrower of the Notice of Conversion (the "Delivery Date"). In the case of the exercise of the conversion rights set forth herein the conversion privilege shall be deemed to have been exercised and the Conversion Shares issuable upon such conversion shall be deemed to have been issued upon the date of receipt by the Borrower of the Notice of Conversion. The Holder shall be treated for all purposes as the record holder of such shares of Common Stock, unless the Holder provides the Borrower written instructions to the contrary.

2.3.

Conversion Mechanics.

(a)

The number of shares of Common Stock to be issued upon each conversion of this Note pursuant to this Article II shall be determined by dividing that portion of the Principal Amount and interest to be converted, if any, by the then applicable Fixed Conversion Price.

(b)

The Fixed Conversion Price and number and kind of shares or other securities to be issued upon conversion shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.

Merger, Sale of Assets, etc.  If the Borrower at any time shall consolidate with or merge into or sell or convey all or substantially all its assets to any other corporation, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase such number and kind of shares or other securities and property as would have been issuable or distributable on account of such consolidation, merger, sale or conveyance, upon or with respect to the securities subject to the conversion or purchase right immediately prior to such consolidation, merger, sale or conveyance.  The foregoing provision shall similarly apply to successive transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such consolidation, merger, sale or conveyance.

B.

Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.

Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided into a greater number of shares of Common Stock or combined into a smaller number of shares of Common Stock, or if a dividend is paid on the Common Stock applicable to all of its common stock holders in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend, or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

(c)

Whenever the Conversion Price is adjusted pursuant to Section 2.3(b) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

2.5.

Reservation.   During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than one hundred percent ( 100%) of the number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.6

Issuance of Replacement Note.  Upon any partial conversion of this Note, a replacement Note containing the same date and provisions of this Note shall, at the written request of the Holder, be issued by the Borrower to the Holder for the outstanding Principal Amount of this Note and accrued interest which shall not have been converted or paid, provided Holder has surrendered an original Note to the Borrower. In the event that the Holder elects not to surrender a Note for reissuance upon partial payment or conversion, the Holder hereby indemnifies the Borrower against any and all loss or damage attributable to a third-party claim in an amount in excess of the actual amount then due under the Note.

ARTICLE III

EVENTS OF DEFAULT

The occurrence of the following event of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived:

Failure to Pay Principal or Interest.  Borrower fails to pay all or part of the Principal Amount and/or accrued interest when due and such failure continues for a period of five (5) business days after the due date, provided that, if the Event of Default is due to Borrower’s failure to pay all or part of the Principal Amount then due as required after receiving a Qualified Funding, then default interest shall accrue at the rate of one percent (1%) per day on the amount of the Qualified Funding until paid.

ARTICLE IV

MISCELLANEOUS

4.1

Failure or Indulgence Not Waiver.  No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2

Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile, addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: NextMart, Inc., Oriental Plaza Bldg. W3, Twelfth Floor, 1 East Chang'an Avenue, Dongcheng District, Beijing, 100738 PRC Attn: Carla Zhou, Chief Financial Officer, telecopier: +86 10 8518 9797 with an additional copy by telecopier only to: Daniel H. Luciano, Esq, 242A West Valley Brook Road, Califon, NJ 07830, telecopier number: (847) 556-1456 and (ii) if to Holder, to the name, address and telecopy number set forth on the front page of this Note.

4.3

Amendment Provision.  The term "Note" and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4

Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

4.5

Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys' fees.

4.6

Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the PRC, provided that, if a court of competent jurisdiction in the PRC is unable or refuses to adjudicate the matter, then except as otherwise agreed to by the parties, this Agreement with be governed by the laws of the State of Delaware.  The parties shall strive to settle any disputes arising from the interpretation or performance of this Agreement through amicable negotiations.  If such dispute cannot be settled, the parties may submit such dispute to China International Economic and Trade Arbitration Commission (“CIETAC”) for arbitration.  The arbitration shall abide by the rules of CIETAC, and the arbitration proceedings shall be conducted in Beijing, China. The judgment of the arbitration shall be final and binding upon the Parties.

4.7

Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8.

Construction.   Each party acknowledges that its legal counsel participated in the preparation of this Note and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Note to favor any party against the other.

4.9

Prepayment. This Note may be prepaid by Borrower at anytime without penalty.

4.10

Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to be received after delivery by the Holder of a Conversion Notice to the Borrower.

4.11

Conflict. In the event of a conflict between the terms and conditions of the Agreement and the terms and conditions hereof, the terms and conditions hereof shall prevail at the point of conflict.

4.12

Borrower Acknowledgements. Borrower hereby acknowledges that this Convertible Note and the securities of the Company issuable upon conversion are “restricted securities” as that term is defined under the U.S. Federal Securities Laws. Borrower further acknowledges that it is acquiring the securities for investment purposes and not with a view for re-distribution.

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 26th day of March 2010.

NEXTMART, INC.

By:  /s/

Liu Menghua

Liu Menghua

Chief Executive Officer

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by NextMart, Inc. on ____, 200_ into Shares of Common Stock of NextMart, Inc. (the "Borrower") according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Date: Less than 5% of the outstanding Common Stock of NextMart, Inc.

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

   ____________________________________________________________________________